Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The First Marblehead Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-153245, 333-129674, 333-110523 and 333-163141) of The First Marblehead Corporation of our report dated March 16, 2011, with respect to the consolidated balance sheet of The First Marblehead Corporation and subsidiaries as of July 1, 2010, which report appears in the Form 8-K of The First Marblehead Corporation filed March 16, 2011.

Our report dated March 16, 2011, on the consolidated balance sheet of The First Marblehead Corporation and subsidiaries as of July 1, 2010, refers to the Company’s change in its method of accounting for transfers of financial assets and consolidation of variable interest entities, effective July 1, 2010, due to the adoption of Accounting Standards Update (ASU) 2009-16, “Transfers and Servicing (Topic 860) - Accounting for Transfers of Financial Assets”, and ASU 2009-17, “Consolidation (Topic 810) - Improvements to Financial Reporting by Enterprises Involved With Variable Interest Entities”.

/s/ KPMG LLP

Boston, Massachusetts
March 16, 2011